[Sullivan & Cromwell LLP Letterhead]
Exhibit 8.2
November 21, 2008
Wachovia Corporation,
   301 South College Street,
      Charlotte, North Carolina 28288.
Ladies and Gentlemen:
     We have acted as counsel to Wachovia Corporation, a corporation organized under the laws of North Carolina (“Wachovia”), in connection with the merger (the “Merger”) of Wachovia with and into Wells Fargo & Company, a corporation organized under the laws of Delaware (“Wells Fargo”), pursuant to the Agreement and Plan of Merger (as amended or supplemented through the date hereof, the “Merger Agreement”), dated October 3, 2008, among Wachovia and Wells Fargo. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement. At your request, and in connection with the filing of the Registration Statement on Form S-4 of Wells Fargo, including the proxy statement/prospectus of Wells Fargo and Wachovia contained therein (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax matters.
     For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Wells Fargo and Wachovia to us both dated November 21, 2008 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete, and correct, (ii) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (iii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iv) the Representation Letters have been executed by appropriate and authorized officers of Wells Fargo and Wachovia. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, which may change prior to the effective date of the Merger, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, subject to the limitations and qualifications contained in the discussion set forth in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” in the Registration Statement, a U.S. holder (as defined in the Registration Statement) of Wachovia Common Stock that exchanges Wachovia Common Stock for Wells Fargo Common Stock in the Merger generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Wells Fargo Common Stock. In addition, we have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.
     We hereby consent to the reference to us under the heading “The Merger—Material U.S. Federal Income Tax Consequences” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Sullivan & Cromwell LLP